SEVERANCE AGREEMENT

This Severance Agreement is entered into as of the 12th day of February, 1997, by and among Chaparral Resources, Inc. ("Chaparral"), a Colorado corporation, and Matthew R. Hoovler ("Hoovler"). Chaparral and Hoovler are hereinafter jointly referred to as the Parties.

For good and valuable consideration, including the promises and mutual general releases contained herein, the Parties hereby agree as follows:

1. Approval and Effective Date This Agreement shall be effective as of February 12, 1997 ("Effective Date") and will become binding on the Parties upon its ratification and approval by the Chaparral Board of Directors.

2. Salary and Benefits Hoovler will receive his salary and unpaid vacation pay accrued through the Effective Date. Hoovler may request that Chaparral transfer to him, in accordance with the plan's terms, the vested portion of his 401K plan account .

3. Warrants On August 19, 1996, the Chaparral Board of Directors awarded Hoovler a cash bonus of $70,000 as recognition of past and present services to the company; said bonus to be used solely and exclusively by Hoovler to exercise certain Warrants, granted to Hoovler pursuant to the company's 1989 Stock Warrant Plan (the "Plan"), to purchase 250,000 shares of Chaparral common stock at an exercise price of $0.28 per share. This bonus will not become payable until receipt of notice from Hoovler, which notice may not be given and shall not be effective until the earlier of a) completion of a sale or farmout by Chaparral of all or a portion of its interest in the Karakuduk Oil Field Development Project (the "Project"), or b) the date when Chaparral makes a public disclosure of a sale or farmout of the Project. At its sole option and discretion, Chaparral may, in lieu of making payment of such bonus to Hoovler, use all or a portion of such bonus as a direct offset to Hoovler's obligation to make any payment due to Chaparral upon exercise of the Warrant. Anything contained in the foregoing provisions of this paragraph to the contrary notwithstanding, in the event Hoovler has exercised and paid for the Warrant prior to the date the bonus becomes payable, Chaparral shall pay such bonus directly to Hoovler, but only upon completion of a sale or farmout of all or a portion of its interest in the Project,

Chaparral shall use its reasonable best efforts, consistent with its past policy and practice, to continue to maintain the registration statement registering the shares underlying the Warrant until the date that the Warrant is either exercised or expires, whichever shall first occur; provided, however, that Chaparral shall not be required to take any action or make any filing with the Securities and Exchange Commission that, in the sole discretion of the Board of Directors of Chaparral, is not in the best interest of the company.



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Chaparral  shall  request  the  Board of  Directors  to amend the Plan to permit
Hoovler to transfer the Warrant to a member of his family or to a trust created by Hoovler. For purposes of this Agreement, the term family shall mean a parent, child, grandchild or spouse.

4. Office Equipment Hoovler understands that Chaparral intends to sell certain office furniture, equipment and supplies, and that if Hoovler so desire, Hoovler may bid for these items. The furniture presently located in Hoovler's office will be given to Hoovler by Chaparral as well as any of the computers in his office that Chaparral does not want.

5. Resignation Hoovler will resign, as of the Effective Date, as an officer and director of Chaparral and its subsidiaries and affiliates. A copy of Hoovler's resignation is attached hereto.

6. General Release by Hoovler Hoovler, his successors, heirs and assigns (the "Releasors") fully and forever release and discharge Chaparral, its subsidiaries and related companies, their officers, directors, employees, shareholders, agents, representatives, attorneys, accountants, predecessors, successors and assigns (the "Releasees") from any and all actions, causes of action, suits, debts, claims, promises and demands, other than those specifically stated in this Severance Agreement, or any claim by Hoovler for indemnification against claims of others for actions or matters which occurred while Hoovler was an officer, director or employee of Chaparral and for which he would have been entitled to indemnification by Chaparral under Chaparral's Certificate of Incorporation, By-laws or policies as in effect on February 12, 1997, whether in law or equity which the Releasors ever had now have or hereafter can, shall or may have against Releasees, which are based upon or arise out of Hoovler's employment with Chaparral, including without limitation, his service as a member of the Board of Directors of Chaparral, as a shareholder of Chaparral, or his execution of this Severance Agreement, other than any action, claim or proceeding to enforce his rights under this Severance Agreement.

7. General Release by Chaparral Chaparral, its subsidiaries and related companies, their officers, directors, employees, shareholders, agents, representatives, attorneys, accountants, predecessors, successors and assigns (the "Releasors") fully and forever release and discharge Hoovler, his successors, heirs or assigns (the "Releasees") from any and all actions, causes of action, suits, debts, claims, promises and demands, other than those specifically stated in this Severance Agreement, whether in law or equity which the Releasors ever had now have or hereafter can, shall or may have against Releasees, which are based upon or arise out of Hoovler's employment with Chaparral, including without limitation, his service as a member of the Board of Directors of Chaparral or as a shareholder of Chaparral.

8. Covenant Not to Sue The Parties agree not to commence, directly or indirectly cause the commencement of, or cause or attempt to cause any third party to commence, any suit, arbitration or proceeding to enforce any claim or other matter released under this Severance Agreement.


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9 Severability If any provision of this Agreement or the application  thereof to any Party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of
this  Agreement  or  the   application  of  such  provision  to  such  Party  or
circumstance, other than those as to which it was so determined to be invalid or unenforceable, shall not be affected thereby, and each provision thereof shall be valid and shall be enforced to the fullest extent permitted by law.

10. Applicable Law This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the provisions or principals thereof relating to choice or conflict of laws.

11. Section Headings Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text. Reference to the singular includes a reference to the plural and vice versa. Reference to any gender includes a reference to all other genders.

12. Counterparts This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all the parties have not signed the same counterpart.

IN WITNESS WHEREOF, the Parties have executed this Severance Agreement as of the date first written above.


CHAPARRAL RESOURCES, INC.                            MATTHEW R. HOOVLER

By:/s/Arlo G. Sorensen                               /s/Matthew R. Hoovler
   -----------------------------------               --------------------------
Arlo G. Sorensen, Chairman
Board of Directors Severance Committee


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